Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of NextEra Energy Partners, LP of our report dated April 30, 2015 relating to the financial statements of NET Holdings Management, LLC, which appears in NextEra Energy Partners, LP’s Current Report on Form 8-K dated September 10, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 28, 2015